EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Gardenburger, Inc.:

We consent to the incorporation by reference in the registration statements  (Nos. 33-64622, 33-64624, 33-76764, 333-79451, 333-79455 and 333-61858) on Form S-8 and (Nos. 333-56775 and 333-79653) on Form S-3 of Gardenburger, Inc. of our report dated December 14, 2005 with respect to the balance sheet of Gardenburger, Inc. as of September 30, 2005, and the related statements of operations, shareholders’ deficit, and cash flows for the fiscal year ended September 30, 2005, and the related financial statement schedule, which report appears in the September 30, 2005 annual report on Form 10-K of Gardenburger, Inc.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Haskell & White LLP
Irvine, California
December 14, 2005